Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.2

Ohr Pharmaceutical Announces Positive Interim Top-line Clinical Results from Phase II Study of Squalamine Eye Drops in Patients with Wet AMD

•	Patients treated with Squalamine eye drops plus Lucentis® PRN demonstrated a 65 percent additional relative benefit in visual acuity versus placebo eye drops plus Lucentis PRN

•	Percentage of Squalamine plus Lucentis PRN-treated patients gaining three, four and five lines in visual acuity was more than double the placebo plus Lucentis PRN arm

•	Conference call and webcast scheduled for 8:30 a.m. EDT

NEW YORK, June 24, 2014 -- Ohr Pharmaceutical, Inc. (Nasdaq:OHRP), an ophthalmology research and development company, today announced positive top-line interim results for its double-masked, placebo-controlled Phase II clinical trial of Squalamine eye drops in patients with wet age-related macular degeneration (wet AMD). The data demonstrated a positive benefit in visual function across multiple clinically relevant endpoints, including a mean change in visual acuity at the end of study visit for the interim analysis group of +10.4 letters with Squalamine eye drops plus Lucentis® PRN versus +6.3 letters in the placebo eye drops plus Lucentis PRN arm, a 65 percent additional relative benefit (p=0.18). The visual acuity improvements were seen as early as four weeks and the relative difference in visual acuity between the two treatment arms continued to increase throughout the study.

All patients in the study received an initial Lucentis injection followed by Lucentis as needed (PRN) based on clinical response. The two treatment arms were Squalamine eye drops administered twice daily plus Lucentis PRN (“Squalamine” arm or group) versus standard-of-care treatment: placebo eye drops administered twice daily plus Lucentis PRN (“placebo” arm or group).

This planned interim analysis was conducted on the first 62 patients (29 treated in the Squalamine arm, 33 treated in the placebo arm), who completed the entire nine months of the treatment protocol (representing approximately 50 percent of the targeted study population). The Squalamine-treated group demonstrated improved best-corrected visual acuity (BCVA) gains relative to the placebo group at all timepoints evaluated from four to 38 weeks. In the interim analysis group, 48.3 percent of Squalamine-treated patients showed BCVA gains of ≥15 letters (≥3 lines) on a standard ETDRS eye-chart, compared with 21.2 percent in the placebo arm at the end of the study (p=0.025). In addition, patients receiving Squalamine drops were more than twice as likely to gain ≥4 and ≥5 lines of vision compared with patients in the placebo eye drop arm (≥4 lines p=0.022, ≥5 lines p=0.059). Importantly, the visual acuity gains for the placebo eye drop arm were consistent with those observed in previous clinical studies using Lucentis monotherapy treatment. Squalamine eye drops were well tolerated and had a comparable safety profile to placebo eye drops.

“The beneficial effects of Squalamine on visual acuity that we’ve seen thus far, through its inhibition of multiple angiogenic growth factors and pathways, and in particular, the improvement in gains of three or more lines in vision compared with the placebo group, are truly remarkable,” said Dr. Jason Slakter, Chief Medical Officer of Ohr and retina specialist at Vitreous-Retina-Macula Consultants of NY. “Visual acuity is the most clinically relevant endpoint for back-of-the-eye disorders. For wet-AMD patients, such enhanced gains of visual acuity over standard-of-care anti-VEGF treatments, and the restoration of vision lost to this devastating disease of the elderly using a convenient eye drop therapy is a very important clinical outcome.”

In the interim analysis, there were no significant differences in the frequency of Lucentis PRN injections, which was the primary endpoint of the study. The mean number of Lucentis injections was 6.2 for the Squalamine arm and 6.4 for the placebo arm, which included the baseline injection and any injections required up to and including the final study visit for the interim analysis group.

“The interim results seen in this trial are encouraging,” said Dr. Jeffrey S. Heier, Director of Vitreoretinal Service at Ophthalmic Consultants of Boston, member of Ohr’s scientific advisory board, and study investigator. “The potential to treat patients with a non-invasive therapeutic option to provide additional visual acuity benefit over the current standard-of-care, and do it with a less than monthly injection frequency, would be a significant advance in the treatment of retinal neovascular disease and beneficial for our patients. We look forward to the results of the full data set and Phase III trials.”

"We are very excited by these promising interim results from this wet-AMD trial,” said Dr. Irach B. Taraporewala, President and Chief Executive Officer of Ohr. “The data further validate not only the clinical utility of non-invasive topical eye drop therapies for macular and retinal disorders, but also the soundness of our company’s drug development science, and our proprietary formulation technologies that enable topical dosing to achieve positive therapeutic effects in back-of-the-eye disorders. These data give us a clear path for future registration studies, and we plan to discuss Phase III registration study design and the path forward with the regulatory authorities in the coming months.”

The company plans to present the full data from this interim analysis at an ophthalmology conference in the second half of this year, with final clinical trial data expected in the first calendar quarter of 2015.

Study Design

The ongoing clinical trial (Study OHR-002) is a randomized, double-masked, placebo-controlled Phase II study to evaluate the efficacy and safety of Squalamine eye drops used in combination with Lucentis PRN for the treatment of the advanced, exudative form of age-related macular degeneration (AMD), also known as “wet AMD.” The trial has enrolled 142 newly diagnosed, treatment naïve patients, of which the first 62 had completed the treatment period at the time of the interim analysis. The inclusion criteria allowed for patients with visual acuity levels similar to previous Lucentis trials, varying lesion sizes up to 12 disc areas in size, and any lesion composition, including classic and occult only types of wet AMD. The trial also included diabetics with no concomitant diabetic retinopathy.

Patients received an initial intravitreal injection of Lucentis at study entry, and then underwent a 1:1 randomization to receive a daily dose of either Squalamine eye drops or placebo eye drops administered twice daily for nine months. Patients had monthly follow-up clinic visits, where they were evaluated and retreated as needed with Lucentis if pre-specified clinical criteria were met. The primary endpoint was the mean number of Lucentis injections and secondary endpoints included visual acuity as well as diagnostic imaging outcomes. The planned interim analysis was performed when more than 50 percent of the study population finished their final study visit.

Conference Call and Webcast

Ohr Pharmaceutical is planning a live teleconference call and webcast to provide additional information on the interim clinical trial results. Details of the call are as follows:

Tuesday, June 24, 2014, 8:30 a.m. EDT

Toll Free: 877-407-0789

International: 201-689-8562

Webcast and Slide Deck: www.ohrpharmaceutical.com

Replays through July 8, 2014:

Toll Free: 877-870-5176

International: 858-384-5517

Replay PIN: 13585479

About Squalamine Eye Drops

Squalamine is an anti-angiogenic small molecule with a novel intracellular mechanism of action, which counteracts multiple growth factors and pathways implicated in the angiogenic process, including vascular endothelial growth factor (VEGF), platelet-derived growth factor (PDGF), and basic fibroblast growth factor (bFGF). Ohr Pharmaceutical has developed a novel eye drop formulation of Squalamine for the treatment of wet AMD, designed for convenient, patient self-administration, which may provide clinical utility for this patient population and other back-of-the-eye disorders. In May 2012, the Squalamine eye drop program was granted Fast Track Designation by the U.S. Food and Drug Administration (FDA). A Phase II randomized, double masked, placebo-controlled study (OHR-002) to evaluate the efficacy and safety of Squalamine eye drops for the treatment of wet AMD is ongoing and has completed enrollment. Interim data released in June 2014 demonstrated benefit in visual function versus placebo across multiple standard parameters. Three additional investigator sponsored trials (IST) are evaluating Squalamine eye drops for the treatment of proliferative diabetic retinopathy, retinal vein occlusion, and diabetic macular edema, with one additional IST expected to be initiated in diabetic macular edema in the third calendar quarter of 2014.

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. (OHRP) is an ophthalmology research and development company. The company's lead product, Squalamine, is currently being studied as an eye drop formulation in several company sponsored and investigator sponsored Phase II clinical trials for various back-of-the-eye diseases, including the wet form of age-related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. The lead sustained release program in glaucoma is proceeding under a collaboration with a large global pharmaceutical company. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Lucentis® is a registered trademark of Genentech, Inc.

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Ohr Pharmaceutical Inc.
Investor Relations(877) 215-4813
ir@ohrpharmaceutical.com

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